Exhibit 23.4
CONSENT OF INDEPENDENT AUDIT FIRM
To the Board of Directors
Grubb & Ellis Apartment REIT, Inc.
We consent to the incorporation by reference in this Registration Statement on Form S-11 of our reports, the first of which is dated January 7, 2008, with respect to the Statement of Revenues and Certain Expenses for the year ended December 31, 2006, for the Myrtles at Olde Towne; the second of which is dated January 7, 2008, with respect to the Statement of Revenues and Certain Expenses for the year ended December 31, 2006, for the Heights at Olde Towne; the third of which is dated April 9, 2008, with respect to the Statement of Revenues and Certain Expenses for the year ended December 31, 2007, for Arboleda Apartments; the fourth of which is dated September 2, 2008, with respect to the Statement of Revenues and Certain Expenses for the year ended December 31, 2007, for Creekside Crossing; the fifth of which is dated September 2, 2008, with respect to the Statement of Revenues and Certain Expenses for the year ended December 31, 2007, for Kedron Village; and the sixth of which is dated September 25, 2008, with respect to the Statement of Revenues and Certain Expenses for the year ended December 31, 2007, for Canyon Ridge Apartments. We further consent to the reference to us under the heading “Experts” in the prospectus.

/s/ KMJ CORBIN & COMPANY LLP KMJ CORBIN & COMPANY LLP
Costa Mesa, California
February 17, 2009